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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 16, 2006
                                                         -----------------



                              CHENIERE ENERGY, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                    1-16383               95-4352386
(State or other jurisdiction of     (Commission File      (I.R.S. Employer
 incorporation or organization)         Number)          Identification No.)

                       717 Texas Avenue
                          Suite 3100
                        Houston, Texas                            77002
           (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (713) 659-1361


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 1.01     Entry into a Material Definitive Agreement.

To the extent applicable, the information set forth in Item 8.01 of the Current Report on Form 8-K is incorporated into this Item 1.01.

Item 8.01     Other Events.

On November 16, 2006, Cheniere Creole Trail Pipeline, L.P ("CCTP"), an indirect wholly owned subsidiary of Cheniere Energy, Inc. ("Cheniere"), filed a motion with the Federal Energy Regulatory Commission ("FERC") to partially vacate the certificate of public convenience and necessity granted to CCTP by the FERC on June 15, 2006 ("June 15 Certificate"). The June 15 Certificate authorized CCTP to transport up to 3.3 Bcf/d of natural gas from the Creole Trail LNG receiving terminal ("CTLNG Terminal") to downstream interconnects north and northeast of the CTLNG Terminal. On August 4, 2006, CCTP also filed an application with the FERC to add a segment connecting CCTP's pipeline with the previously authorized Cheniere Sabine Pass Pipeline system at an interconnect near Johnson's Bayou, Louisiana to the west of the CTLNG Terminal.

Cheniere Marketing, Inc. ("Cheniere Marketing"), an affiliate of CCTP, is presently the sole contracted shipper on both components of the proposed Creole Trail pipeline. Through discussions with Cheniere Marketing, CCTP determined that a single pipeline to the north and northeast of the CTLNG Terminal (rather than the dual pipeline as permitted under the June 15 Certificate), together with the additional segment connecting CCTP's pipeline to the Cheniere Sabine Pass Pipeline system to the west, will be sufficient for Cheniere Marketing to satisfy its transportation requirements. This would result in a decrease in the maximum design capacity of the pipeline extending to the north and northeast of the CTLNG Terminal from 3.3 Bcf/d to 2.0 Bcf/d. Should market demand for transportation service on the Creole Trail Pipeline increase as a result of the CTLNG Terminal going into service, CCTP will seek additional FERC authorization at that time to modify its receipt pattern and/or increase its pipeline capacity as necessary to satisfy such demand. Once the CTLNG Terminal becomes operational, the flow of gas on the Creole Trail Pipeline system may be modified, with volumes moving both west and north/northeast from the CTLNG Terminal, to accommodate the full sendout requirements of the CTLNG Terminal. The increase in pressure resulting from operation of the CTLNG Terminal, in conjunction with the modified receipt pattern, will enable CCTP to transport up to 3.3 Bcf/d on a long term basis. Alternatively, CCTP may seek additional FERC authorization to modify the Creole Trail pipeline via extension, looping and/or compression addition as dictated by evolving market requirements.

In conjunction with its motion filed with the FERC, CCTP initiated discussions with its suppliers furnishing the pipe for the Creole Trail pipeline. On November 20, 2006, CCTP sent a proposal to ILVA S.p.A. ("ILVA") to amend the previously disclosed ILVA purchase order dated August 4, 2006. The proposal contained a notice in accordance with the purchase order terminating for convenience 616,300 of the 952,700 feet of pipe originally required under the purchase order. This partial termination will require CCTP to pay a $500,000 termination fee unless ILVA otherwise agrees in connection with CCTP's proposed amendment.

Upon approval by the FERC of the motion and application referred to above, which is anticipated in the first quarter of 2007, CCTP intends to begin construction of the initial phase of the Creole Trail pipeline. The initial phase is expected to include the segment connecting with the Cheniere Sabine Pass Pipeline system approximately 18.1 miles to the west of the CTLNG Terminal as well as a segment extending approximately 58.0 miles north and northeast from the CTLNG Terminal. This initial phase is expected to be placed in service in the second quarter of 2008.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 CHENIERE ENERGY, INC.


         Date:  November 22, 2006       By:      /s/ Don A. Turkleson
                                                 -------------------------------
                                                 Name:    Don A. Turkleson
                                                 Title:   Senior Vice President
                                                          and Chief Financial
                                                          Officer